EXHIBIT 12.1
                        Tekni-Plex, Inc. and Subsidiary

                             Computation of Ratios
                       Ratio of Earnings to Fixed Charges

                                                                 For the
                                   For the Years Ended        Nine Months Ended
                                 ------------------------    -------------------
                                 June 27, July 3, July 2,     April 2, March 31,
                                   1997    1998    1999         1999     2000
                                 -------- ------- -------     -------- ---------

Net Income (loss)............... (12,238)   8,669  14,997       7,897    10,773

Income Tax Provision............   4,675    9,112  14,150       7,300    10,300
Interest........................   8,268   20,182  40,769      29,866    30,542
Extraordinary item..............  20,666

Earnings Before Fixed Charges...  21,371   37,963  69,916      45,063    52,615

Fixed Charges...................   8,268   20,182  40,769      29,866    30,542

Ratio of EArnings to Fixed
  Charges.......................     2.6      1.9     1.7        1.5       1.7